FORM 4
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  _________

              [X] STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            OR SECTION 30(f) of the INVESTMENT COMPANY ACT OF 1940



                     Name and Address of Reporting Person*
                     ------------------------------------
                             Robert H. Little
                             1451 Rembrandt Road
                             Boulder, CO  80302

                   Issuer Name and Ticker or Trading Symbol
                   ----------------------------------------
                     Franklin Electric Co., Inc.  (FELE)


       IRS or Social Security Number of Reporting Person (Voluntary)
       -------------------------------------------------------------



                           Statement for Month/Year
                           ------------------------
                                   02/05/03


                 If Amendment, Date of Original (Month/Year)
                 ------------------------------------------



               Relationship of Reporting Person(s) to Issuer
                          (Check all Applicable)
                           --------------------
      X     Director                                 10% Owner
    -----                                     -----

            Officer (Give Title Below)               Other (Specify Below)
    -----                                     -----

                       Individual or Joint/Group Filing
                           (Check Applicable Line)
                            ---------------------
      X    Filed by One Reporting Person
    -----
           Filed by More Than One Reporting Person
    -----

Table I  Non-Derivative Securities Acquired, Disposed Of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------
   1               2              3                4                   5               6             7
Title of       Transaction    Transaction      Securities           Amount of      Ownership:     Nature of
Security       Date           Code             Acquired (A)         Securities     Direct (D)     Indirect
(Instr 3)      (M/D/Y)        (Instr 8)        or Disposed Of(D)    Benficially      or           Beneficial
                                               (Instr 3,4,5)        Owned at       Indirect (I)   Ownership
                                                                    End of Month   (Instr 4)      (Instr 4)
                                                                    (Instr 3 & 4)
                              Code    V     Amount  A or D  Price
-----------------------------------------------------------------------------------------------------------
Common Stock   11/13/02       G             101     D       47.30
Common Stock   11/25/02       G             13      D       47.97
Common Stock   02/04/03       S             2000    D       48.953  9650           D

-----------------------------------------------------------------------------------------------------------

Table II  Derivative Securities Acquired, Disposed Of, or Beneficially Owned
(Puts, Calls, Warrants, Options, Convertible Securities)
---------------------------------------------------------------------------------------------------------------------------------
  1        2          3        4          5               6                7              8        9        10          11
Title    Conver-    Trans-   Trans-     Number           Date            Title &        Price    Number    Own-      Nature
of       sion or    action   action     of Deri-         Exer-           Amount of      of       of Der-   ership:   of Indirect
Deriv-   Exercise   Date     Code       vative           cisable         Under-         Deriv-   ivative   Direct    Beneficial
ative    Price of   (M/D/Y)  (Ins 8)    Securi-          & Expir-        lying          ative    Securi-   (D) or    Ownership
Secur-   Deriva-                        ties             ation           Securities     Secur-   ties      In-        (Inst 4)
ity      tive                           Acquired         Date            (Instr 3 & 4)  ity      Owned at  direct
(Ins 3)  Security                       (A) or           (M/D/Y)                        (Ins 5)  End of    (I)
                                        Disposed of                                              Month     (Ins 4)
                                        (D)                                                      (Ins 4)
                                        (Ins 3,4,5)
                                                                                 Num
                                                      Date     Expir             of
                             Code  V    (A)    (D)    Exer     Date      Title   Shrs
----------------------------------------------------------------------------------------------------------------------------------
Option(right to buy)                                                     C.Stock                 42000     D



----------------------------------------------------------------------------------------------------------------------------------

1

5